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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the incorporation by reference in this Annual Report (Form 10-K) of Heartstream, Inc. of our report dated January 22, 1997, included in the 1996 Annual Report to Stockholders of Heartstream, Inc.

    We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1993 Employee and Consultant Stock Plan, 1995 Employee Stock Purchase Plan, and 1995 Director Option Plan of Heartstream, Inc. of our report dated January 22, 1997, with respect to the financial statements incorporated herein by reference in the Annual Report (Form 10-K) of Heartstream, Inc. for the year ended December 31, 1996.

                                                           /s/ Ernst & Young LLP

Seattle, Washington
March 25, 1997

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